Exhibit 99.2

Prepared Remarks of Edison International CEO and CFO
Fourth Quarter 2024 Earnings Teleconference
February 27, 2025, 1:30 p.m. (PT)

Pedro Pizarro, President and Chief Executive Officer, Edison International

I’d like to start by saying that our hearts continue to be with those who have been impacted by the recent southern California wildfires, including our own 18 team members who lost their homes. We are grateful for the first responders, our colleagues, and community partners who have begun the long recovery process. Edison’s number one value — and priority — remains safety: the safety of the public, our customers, and our team members. SCE continues to make tremendous progress as it works diligently on reconstruction after the Eaton and Palisades fires.
Turning to the Eaton Fire, its cause remains undetermined, and the investigation continues and is complex. SCE is examining the available evidence to help determine potential causes of ignition, including the possibility of being linked to SCE’s equipment. Engineers, photogrammetrists, meteorologists, and other experts are reviewing images, videos, and other information as part of this review. We anticipate the full investigation will take several months or longer to complete and there isn’t a discrete timeline for the County or SCE to complete their respective investigations. For example, one valuable next step involves further examination and testing of the idle transmission line near the reported point of origin to examine the equipment for things like arc marks or missing metal, but this may still take many weeks as it requires agreeing on a protocol with plaintiffs’ attorneys and other interested stakeholders. We are committed to being transparent throughout this process.
While this investigation is ongoing, we believe that SCE is a reasonable operator of its electric system. Importantly, the Commission has recognized in numerous decisions that the prudence standard does not demand perfection. We believe that prudence derives from the soundness of the utility’s decision-making process, and whether its overall policies, systems, and practices are consistent with actions of a reasonable utility, and there is CPUC precedent supporting our interpretation. If it is determined that SCE’s transmission equipment was associated with the ignition of the Eaton Fire, based on the information we have reviewed thus far, we are confident that SCE would make a good faith showing that its conduct with respect to its transmission facilities in the Eaton Canyon area was consistent with actions of a reasonable utility. That is the standard by which the utility is judged, as written into statute by AB 1054. Page 3 provides a number of helpful links that pertain to information about SCE’s wildfire mitigation, company disclosures, legislation, and other resources.
The catastrophic impact of the recent wildfires underscores the importance of grid resiliency and the actions SCE has taken to harden its system to support the communities it serves. SCE continues to execute its robust, risk-prioritized wildfire mitigation plan, which is approved by California’s Office of Energy Infrastructure Safety and ratified by the CPUC. This has significantly bolstered efforts to protect against wildfire threats and to respond when they happen. SCE has now installed more than 6,400 miles of covered conductor and has hardened nearly 90% of its distribution lines in high fire risk area. This is in addition to significant investments in operational measures in transmission and distribution, such as vegetation management and the extensive network of weather stations and high definition, AI-enabled wildfire cameras that provide greater situational awareness for SCE and fire agencies. We will continue to invest in SCE’s important work to make its system safer for its customers and communities.
On the regulatory framework, SCE has received timely approval of its safety certification each year, which provides a presumption of prudency and a cap on the liability to reimburse the Wildfire Fund. We have confidence in the Fund and believe it is working as intended to protect wildfire victims, customers, and investors. The Fund has $21 billion of claim-paying capacity and has largely been unused by California IOUs. Let me also emphasize that the Fund provides liquidity for paying claims, thus in the event a utility were to need to make claims payments, it would not have to use its balance sheet.
Turning to the legislative front, California has consistently demonstrated a strong commitment to supporting customers and the investor-owned utilities that serve them. Over my 25‑year career at Edison, I’ve personally witnessed the state’s leadership during challenging times, from the energy crisis in the early 2000s, to the urgent need to develop new generation resources in the mid‑2000s, managing through the financial crisis in 2008, dealing with natural gas spikes in the mid‑2010s, and guiding the state through the COVID pandemic. Importantly, Governor Newsom led the charge in 2019 along with his colleagues in the legislature to pass and implement AB 1054, the model among all states to address wildfire risk. If we conclude

SCE’s equipment ignited the Eaton Fire, which was then fanned by hurricane-force winds in spite of firefighters’ best efforts, this catastrophe is precisely what AB 1054 was designed to address, recognizing wildfire risk will never be zero. This legislation reshaped the regulatory and financial landscape by balancing wildfire cost recovery with utility accountability and customer protections. Multiple stakeholders benefit and I want to focus on three broad areas:
•First, customer and community safety benefit from the risk reduction achieved through the WMP and safety certification process;
•Second, communities that suffer losses related to wildfires associated with utility equipment have a funding source for claims payments;
•And third, investor-owned utilities that participate in the Fund benefit from a structure that provides liquidity for claims payments, a clear prudence standard, and a liability cap — all of which support financial stability and long-term investment in the grid at the most affordable cost to customers.
The magnitude of the recent wildfires has brought the long-term durability of the Fund into focus. We have been actively engaged in conversations with key stakeholders including other utilities, the Governor’s Office, and legislative leaders to find solutions to support the safety of the community, effectively manage customer costs, and reinforce investor confidence in California’s utilities. We are confident policymakers will make the enhancements needed to strengthen the industry-leading AB 1054 regulatory framework.
Before moving on to our financial results, I’d like to note an addition to our board of directors that was announced last week. Former U.S. Secretary of Energy Jennifer Granholm will join the board of directors of both EIX and SCE. Jennifer has deep expertise in energy technology, energy policy, safety, and sustainability. We’re thrilled she is joining our boards, and we look forward to the guidance she will provide based on her understanding of the technical, political, and economic forces shaping our industry today. I know Jennifer has many organizations seeking her time, so I appreciate her vote of confidence in our company’s strong future.

For 2024, Edison International’s core EPS of $4.93 was above the midpoint of our guidance. This extends our track record of meeting or exceeding annual EPS guidance over the last two decades. Additionally, we remain confident in our ability to meet our 2025 EPS guidance and deliver a 5 to 7% core EPS CAGR through 2028. Maria will discuss our financial performance and outlook later.
Further, today the Board declared EIX’s first quarter 2025 common stock dividend of 82.75 cents per share. Consistent with its regular process, the Board took into account a broad range of considerations and scenarios before making this declaration. There is no change to our current dividend policy or outlook, which balances a competitive dividend that investors expect with reinvesting SCE’s earnings back into the infrastructure that serves customers’ needs. This consistent and growing dividend demonstrates the confidence in our financial outlook, which supports raising cost-effective capital and directly benefits customer rates.
On the regulatory front, we are very encouraged by the CPUC’s unanimous approval of the TKM settlement agreement, allowing SCE to recover about $1.6 billion, or 60%, of the wildfire claims payments and associated costs for a pre-AB 1054 wildfire. Approval of the settlement signals a constructive cost recovery framework in California. In fact, following approval, CPUC President Reynolds made important remarks about cost recovery and AB 1054. She noted how under state law, SCE, like public entities, is liable for damages from a fire caused by its electrical system, but, if the utility acted prudently, these costs are covered by customers. She also noted that, because of AB 1054, in the future the Wildfire Fund would cover claims similar to those in TKM. SCE expects to file its TKM securitization application in March.
The Woolsey cost recovery proceeding is underway. Based on the prehearing conference, participating intervenors noted similar areas of focus and engagement to those in TKM. If the ALJ adopts the schedule SCE and intervenors jointly proposed, the next major filings to watch for are intervenor testimony due in early June and rebuttal testimony due in mid-July. The proposed schedule also includes a motion for approval of a settlement agreement or joint statement of stipulations of issues that would be due in mid-August. Just like with TKM, the utility is open to settlement discussions if a fair and reasonable outcome can be achieved. We look forward to keeping you updated on progress in this important proceeding.

Let me conclude by saying that SCE is focused on partnering with impacted communities on near- and long-term strategies to build back stronger, all while we continue to execute on core operations and deliver on the commitments we have laid out for you. I look forward to sharing more updates throughout the year.
Maria Rigatti, Executive Vice President and Chief Financial Officer, Edison International

Before I turn to our financial results, I also want to take a take a moment to recognize the tireless efforts of our team to manage the response to the southern California wildfires. Our management team is grateful for our colleagues who have come together to restore power and help customers recover. Turning to my comments today, I will discuss fourth quarter and full year 2024 results, our focus areas for 2025, SCE’s capital and rate base forecasts, and 2025 guidance.
For the fourth quarter, EIX reported core EPS of $1.05. Full-year 2024 core EPS of $4.93 was above the midpoint of our guidance range. Pages 6 and 7 provide the year-over-year variance analysis and additional color can be found in our earnings news release. This strong performance demonstrates our ability to manage the business and extends our track record of meeting annual EPS guidance over the last two decades, as shown on page 8.
Delivering strong financial results was just one accomplishment in another year of strong execution in 2024, as shown on page 9. SCE also continued its progress in hardening the grid and making its system safer for customers by installing over 800 miles of covered conductor, bringing total deployment to more than 6,400 miles. On the regulatory front, we were pleased to see a number of positive developments. First, the timely settlement of TKM, which Pedro addressed earlier. Second, the utility reached substantial completion of resolving claims for Woolsey and filed the cost recovery application. Third, the CPUC issued a final decision in the 2022 CEMA proceeding, which contributed 14 cents to 2024 EPS. Fourth, the utility continued its strong advocacy in the 2025 GRC and settled numerous issues with intervenors. Lastly, reflecting the confidence and commitment to achieving our long-term EPS growth target, in December we raised the dividend by 6.1%, which was the 21st consecutive annual increase.

Page 10 summarizes the key management focus areas for 2025. Supporting the people and communities affected by wildfires is front and center. Rebuilding and emerging stronger by restoring infrastructure and bringing power back to those areas is critical. SCE will also continue its wildfire mitigation work and its focus on operational excellence to reduce costs for customers. There will also be additional progress on the regulatory front. This year, we expect SCE will receive decisions on its 2025 General Rate Case, its WMCE filing, and its cost of capital application for 2026 through 2028. Additionally, the utility will be filing an application for its NextGen ERP program. SCE will also continue its progress towards resolving the Woolsey cost recovery proceeding.
Let’s now turn to SCE’s capital and rate base forecasts shown on pages 11, 12, and 13. The 2025 GRC is the core driver of the outlook through 2028. SCE’s capital plan is focused on replacing aging infrastructure to support reliability and safety for customers, continuing grid hardening investments to mitigate risk and enhance resiliency, and expanding the grid to make the system ready for load growth today and in the future as customers increase their electricity usage.
I would also like to highlight several additional capital deployment opportunities that support customer needs over the coming years, which we have discussed in the past and are not yet included in the plan. SCE has refined estimates for these projects, resulting in an increase of at least $1 billion to these opportunities. One such investment is the NextGen ERP project I just mentioned. Later this year, the utility also plans to file an application for an advanced metering infrastructure program to replace and upgrade the first generation of smart meters, which are at the end of their useful lives. We also anticipate additional system needs on the distribution grid, including for system restoration and expansion. Further, SCE has more than $2 billion of FERC transmission projects in development.
Moving to SCE’s 2025 GRC, the utility is awaiting a proposed decision from the ALJ. We remain optimistic that we could see a proposed decision during the first half of the year. To reiterate our previous comments, SCE made a compelling case and even based on intervenors’ positions, SCE’s rate base growth would still be in line with its range case forecast of 6%. Once SCE gets a final decision from the CPUC on the GRC, we will refresh our capital plan, financing plan, 2025 EPS guidance, and EPS growth forecast.

Turning to EPS guidance, page 14 shows our 2025 core EPS guidance and modeling considerations. You will see that we have revised the guidance range. This is simply our prior range of $5.50 to $5.90 plus the incremental 44 cents associated with the recently approved TKM settlement. As we have discussed before, those 44 cents are composed of a 30‑cent one-time true-up for historical interest expense and the 14‑cent annual reduction in unrecoverable interest expense.
While SCE waits for the GRC decision, I want to remind you that we will be recording revenue at 2024 rates, adjusted for the change in ROE. Therefore, quarterly results comparisons pending a 2025 GRC decision are not meaningful. We will record a true-up when we receive a final decision. SCE has established a memo account to track the differences in revenue until it receives a final decision, which will be retroactive to January 1. I’ll touch briefly on the parent financing plan. This year, EIX has $800 million of debt maturities, a portion of which were pre-funded through a debt offering last December.
Moving to our longer-term outlook on page 15, you will see that we have also incorporated the benefit from the 14‑cent interest expense reduction resulting from the TKM settlement into the 2028 EPS range. Given that this annual interest reduction will be ongoing and is part of our base year, we are maintaining our target of 5 to 7% core EPS growth off a higher base of $5.84.
While the cause of the Eaton Fire remains under investigation and we are not speculating on potential outcomes, AB 1054 was enacted to ensure the financial stability of California’s utilities in scenarios like this. The supportive regulatory framework and processes established by this legislation ensure that no utility would have to use its balance sheet while accessing the Wildfire Fund to make claims payments. Additionally, the potential liability to reimburse the Fund is capped. Lastly, the prudence standard means a utility is presumed to be a prudent manager if it has a safety certification — which SCE has.
Given these factors and the supportive regulatory framework, we remain confident in our financial outlook as we continue to support wildfire response, recovery, and efforts to rebuild. SCE’s core operations and the central role it plays in the clean energy transition remain the driving force behind our core earnings growth.
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